Exhibit 99.1

Headquarters Office 13737 Noel Road, Ste.100
Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	David Matthews (469) 893-2640
David.Matthews@tenethealth.com
Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

Tenet Announces Results for Fourth Quarter

Ended December 31, 2008 and 2009 Outlook

Highlights:

•	0.1 percent growth in same-hospital paying admissions

•	0.2 percent decline in same-hospital total admissions

•	0.9 percent growth in same-hospital paying outpatient visits

•	0.3 percent decline in total same-hospital outpatient visits

•	2.1 percent growth in same-hospital surgeries

•	3.7 percent growth in same-hospital outpatient surgeries

•	3.0 percent decline in same-hospital commercial managed care admissions

•	0.2 percent decline in same-hospital commercial managed care outpatient visits

•	6.6 percent increase in same-hospital commercial managed care revenues

•	$199 million in total adjusted EBITDA, an increase of 27.6 percent

•	$201 million in same-hospital adjusted EBITDA, an increase of 27.2 percent

•	$29 million use of cash in adjusted free cash flow from continuing operations

•	$130 million in capital expenditures in continuing operations

•	$507 million in cash and equivalents at Dec. 31, 2008, down $5 million from Sept. 30, 2008

•	Bad debt ratio of 7.6 percent of net revenues, an increase of 110 basis points from Q4’07

DALLAS – February 24, 2009 – Tenet Healthcare Corporation (NYSE:THC) today reported a loss of $33 million, or $0.07 per share, for its fourth quarter of 2008, compared to a net loss of $75 million, or $0.16 per share, for its fourth quarter of 2007. Adjusted EBITDA, a non-GAAP term defined below, was $199 million for the fourth quarter of 2008, an increase of $43 million, or 27.6 percent, as compared to $156 million for the fourth quarter of 2007. On a same-hospital basis, adjusted EBITDA was $201 million, an increase of $43 million, or 27.2 percent, as compared to $158 million in the fourth quarter of 2007.

For the year 2008, net income was $25 million, or $0.05 per share, compared to a net loss of $89 million, or $0.19 per share for 2007. Adjusted EBITDA, a non-GAAP term defined below, was $732 million in 2008, compared to $657 million for 2007, an increase of $75 million, or 11.4 percent. The adjusted EBITDA margin for 2008 was 8.4 percent, an increase of 40 basis points from an adjusted EBITDA margin of 8.0 percent in 2007.

“Growth in paying volumes remained positive despite the challenges of a severe decline in the economy in the fourth quarter. Paying admissions grew by 0.1 percent and paying outpatient visits grew by 0.9 percent. We are particularly gratified by this growth in our outpatient business which had experienced negative volume growth in recent years,” said Trevor Fetter, president and chief executive officer. “We view this volume growth, in the context of a challenging economic environment, as compelling evidence that our strategies continue to prove effective in advancing the Company towards sustained profitability.”

“Surgeries grew by a very strong 2.1 percent in the fourth quarter, highlighting growth in a number of our higher priority, targeted service lines,” said Stephen L. Newman, M.D., chief operating officer. “This growth can, in part, be attributed to our continued success at expanding our active medical staff. In 2008, our active medical staff grew by 1,122 physicians or 9.0 percent. As this growth is net of attrition, we believe this expansion of our medical staff could be an important leading indicator of continuing volume growth. Since the beginning of 2007, we have grown the number of physicians on our active medical staff by 17.0 percent.”

“Both our fourth quarter and full year results benefited from continued strong pricing and solid cost control,” said Biggs C. Porter, chief financial officer. “We constrained growth in same-hospital controllable operating expense per adjusted patient day to just 0.8 percent. This focus on cost control made a significant contribution to improved profitability in the quarter, with our adjusted EBITDA margin rising to 9.1 percent. Our progress on pricing and cost efficiencies is expected to provide continuing benefits into 2009 including incremental cost efficiencies, which we expect to total approximately $150 million by year end. Although we now expect there may be increasing pressure on bad debt and commercial volumes in 2009, our outlook for 2009 adjusted EBITDA is in the range of $735 million to $800 million.”

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term defined below, was $199 million, or a margin of 9.1 percent of net operating revenues, in the fourth quarter of 2008. This represents an increase of $43 million, or 27.6 percent, from adjusted EBITDA of $156 million in the fourth quarter of 2007, and margin increase of 160 basis points as compared to an adjusted EBITDA margin of 7.5 percent in the fourth quarter of 2007.

Same-hospital adjusted EBITDA was $201 million in the fourth quarter of 2008, an increase of $43 million, or 27.2 percent, from the $158 million in the fourth quarter of 2007. Same-hospital adjusted EBITDA margin increased by 170 basis points to 9.3 percent in the fourth quarter of 2008 as compared to the same-hospital adjusted EBITDA margin of 7.6 percent in the fourth quarter of 2007. For 2008, same-hospital adjusted EBITDA was $752 million, an increase of $93 million, or 14.1 percent, as compared to $659 million for 2007.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) income (loss) from discontinued operations, net of tax; (3) income tax (expense) benefit; (4) net gains (losses) on sales of investments; (5) minority interests; (6) investment earnings; (7) interest expense; (8) litigation and investigation (costs) benefit, net of insurance recoveries; (9) hurricane insurance recoveries, net of costs; (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (11) amortization; and (12) depreciation. A reconciliation of net income (loss) to adjusted EBITDA is provided in Table #1 at the end of this release.

Same-Hospital Data

Same-hospital continuing operations data excludes two hospitals: (1) Coastal Carolina Medical Center, which we acquired on June 30, 2007; and (2) Sierra Providence East Medical Center, in El Paso, which opened on May 21, 2008. Same-hospital continuing operations data is the primary form of tabular data presentation in the narrative sections of this document. There are currently 48 hospitals in same-hospital continuing operations. The Company intends to add Coastal Carolina Medical Center to same-hospital continuing operations beginning on January 1, 2009.

Total-hospital data, including the contribution of Coastal Carolina Medical Center and Sierra Providence East Medical Center, is provided in the tabular presentation of data at the end of this document. As a result of this approach, certain amounts in the narrative section of this document will not tie to amounts in the condensed consolidated statement of operations.

Admissions, Patient Days and Surgeries

	Same-Hospital Continuing Operations
Admissions, Patient Days and Surgeries	Q4’08	Q4’07	Change (%)
Commercial Managed Care Admissions	34,734	35,809	(3.0)
Governmental Managed Care Admissions	28,542	25,930	10.1
Medicare Admissions	39,452	40,419	(2.4)
Medicaid Admissions	16,102	16,502	(2.4)
Uninsured Admissions	5,957	6,331	(5.9)
Charity Care Admissions	2,269	2,293	(1.0)
Other Admissions	3,328	3,330	(0.1)
Total Admissions	130,384	130,614	(0.2)
Paying Admissions (excludes Charity + Uninsured)	122,158	121,990	0.1
Charity Admissions + Uninsured Admissions	8,226	8,624	(4.6)
Admissions through Emergency Department	73,570	72,106	2.0
Commercial Managed Care Admits / Total Admits (%)	26.6	27.4	(0.8	) (a)
Emergency Department Admissions / Total Admits (%)	56.4	55.2	1.2	(a)
Uninsured Admissions / Total Admissions (%)	4.6	4.8	(0.2	) (a)
Charity Admissions / Total Admissions (%)	1.7	1.8	(0.1	) (a)
Surgeries – Inpatient	38,713	38,727	—
Surgeries – Outpatient	52,201	50,333	3.7
Surgeries – Total	90,914	89,060	2.1
Patient Days – Total	636,724	643,533	(1.1)
Adjusted Patient Days (b)	924,882	917,133	0.8
Patient Days – Commercial Managed Care	138,117	143,385	(3.7)
Average Length of Stay (days)	4.9	4.9	—	(a)
Adjusted Patient Admissions (b)	190,535	187,589	1.6

(a)	This change is the difference between the Q4’08 and Q4’07 amounts shown
(b)	“Adjusted Patient Days / Admissions” represents actual patient days / admissions adjusted to include outpatient services by multiplying actual patient days / admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Our Florida and Central Regions achieved the strongest admissions growth in the quarter and our Central Region achieved fourth quarter growth that outperformed all but its third quarter results. Our California Region experienced a decline in admissions in the fourth quarter, which was its only quarter of negative growth in 2008. Both our Southern States Region and our Philadelphia Market had admissions declines in the fourth quarter.

While total same-hospital admissions declined by 0.2 percent in the fourth quarter, paying admissions grew by 0.1 percent. There was a 4.6 percent decline in uninsured and charity admissions.

Commercial managed care admissions declined by 3.0 percent relative to the fourth quarter of 2007, but improved its trend relative to the 3.4 percent decline reported in the third quarter of 2008. A decline in obstetrics volumes accounted for 58 percent of our decline in commercial admissions in the fourth quarter of 2008 compared to commercial admissions in the fourth quarter of 2007. Under our Targeted Growth Initiative we have deemphasized the obstetrics service line in a significant number of our hospitals.

Surgery growth remained strong supported by growth in outpatient surgeries of 3.7 percent. Inpatient surgeries were flat relative to the fourth quarter of 2007. Our Targeted Growth Initiative brought incremental focus to a number of the service lines that contributed to this growth in surgeries.

Outpatient Visits

Outpatient Visits	Same-Hospital Continuing Operations
	Q4’08	Q4’07	Change (%)
Total OP Visits	929,750	932,837	(0.3)
Paying OP Visits (excludes Uninsured + Charity)	830,633	823,364	0.9
Uninsured OP Visits	93,063	104,278	(10.8)
Uninsured OP Visits / Total OP Visits (%)	10.0	11.2	(1.2	) (a)
Charity Care OP Visits	6,054	5,195	16.5
Charity Care OP Visits / Total OP Visits (%)	0.7	0.6	0.1	(a)
OP Surgery Visits	52,201	50,333	3.7
Commercial Managed Care OP Visits	355,424	356,303	(0.2)
Commercial OP Visits / Total Visits (%)	38.2	38.2	—	(a)
(a) This change is the difference between the Q4’08 and Q4’07 amounts shown.

While total same-hospital outpatient visits declined by 0.3 percent, paying outpatient visits (excluding uninsured and charity outpatient visits) increased by 0.9 percent in the fourth quarter of 2008 as compared to the fourth quarter of 2007. Competition from physician-owned enterprises offering outpatient services continues to restrain our growth in outpatient volumes.

Our recent acquisitions of outpatient facilities added 2,053 outpatient visits in the fourth quarter of 2008. This source of increased outpatient visits was more than offset by 3,928 lost visits resulting from recent divestitures and the joint venturing of some of our existing outpatient facilities where Tenet has taken a minority interest. Excluding the impact of this resultant net loss of 1,875 outpatient visits from acquisitions and divestitures, outpatient visits in the fourth quarter of 2008 would have declined by 1,212 visits, or 0.1 percent.

Revenues

Revenues ($ in millions)	Same-Hospital Continuing Operations
	Q4’08	Q4’07	Change (%)
Net Operating Revenues	2,172	2,070	4.9
Net Patient Revenue from Commercial Managed Care	872	818	6.6
Revenues from the Uninsured	148	155	(4.5)

Net operating revenues in the fourth quarter of 2008 include $8 million from the partial reversal of a $17 million unfavorable adjustment recorded in the second quarter of 2008 related to a graduate medical education reimbursement dispute at one of our California hospitals. Excluding this $8 million from net operating revenues for the fourth quarter of 2008, net operating revenues would have increased by $94 million, or 4.5 percent, compared to the fourth quarter of 2007. As the charge reversal was recorded in “Other Revenue”, our fourth quarter 2008 patient pricing statistics were unaffected.

Prior-year cost report adjustments contributed $2 million to net operating revenues in the fourth quarter of 2008. Prior-year cost report adjustments made no material contribution to net operating revenues in the fourth quarter of 2007.

Pricing

Pricing ($)	Same-Hospital Continuing Operations
	Q4’08	Q4’07	Change (%)
Net Inpatient Revenue per Admission	11,052	10,665	3.6
Net Inpatient Revenue per Patient Day	2,263	2,165	4.5
Net Outpatient Revenue per Visit	691	646	7.0
Net Patient Revenue per Adjusted Patient Admission	10,933	10,643	2.7
Net Patient Revenue per Adjusted Patient Day	2,252	2,177	3.4
Managed Care: Net Inpatient Revenue per Admission	11,803	11,284	4.6
Managed Care: Net Outpatient Revenue per Visit	808	759	6.5

Pricing improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. Outpatient pricing again outpaced the growth in inpatient pricing due to an improving mix of procedures performed in our outpatient facilities. Our investment and development of higher-end procedures in both the surgery and imaging segments of our outpatient business, as well as recent acquisitions, have contributed to this improving mix.

Controllable Operating Expenses

Controllable Operating Expenses	Same-Hospital Continuing Operations
	Q4’08	Q4’07	Change (%)
Salaries, Wages & Benefits ($mm)	957	942	1.6
Supplies ($mm)	384	364	5.5
Other Operating Expenses ($mm)	467	473	(1.3)
Total Controllable Operating Expenses ($mm)	1,808	1,779	1.6
Rent / Lease Expense (a) ($mm)	35	34	2.9
Unit Cost Statistics
Salaries, Wages & Benefits per Adjusted Patient Day ($)	1,035	1,027	0.8
Supplies per Adjusted Patient Day ($)	415	397	4.5
Other Operating Expenses per Adjusted Patient Day ($)	505	516	(2.1)
Total Controllable Operating Expenses per Adjusted Patient Day ($)	1,955	1,940	0.8
(a) Included in Other Operating Expenses

On a per adjusted patient day basis, salaries, wages and benefits increased 0.8 percent in the fourth quarter of 2008 as compared to the fourth quarter of 2007. This increase is primarily due to merit increases for our employees, and increased health benefits costs, partially offset by a decline in full-time employee headcount, reduced contract labor expense, and improved worker’s compensation loss experience, and lower incentive compensation costs. Contract labor expense, which is included in salaries, wages and benefits, was $30 million in the fourth quarter of 2008, a decrease of $6 million, or 16.7 percent, as compared to the fourth quarter of 2007.

Supplies expense per adjusted patient day increased by 4.5 percent in the fourth quarter of 2008 as compared to the fourth quarter of 2007. The increase in supplies expense is primarily due to the increased number of surgeries as well as the costs of certain new, higher cost drugs. A portion of the increase in supplies expense is offset by revenue growth related to pass-through payments we receive from certain payers.

“Other Operating Expenses” per adjusted patient day decreased by 2.1 percent in the fourth quarter of 2008 as compared to the fourth quarter of 2007. Included in this decrease was a significant decline in malpractice expense. On a total hospital basis, malpractice expense declined from $36 million in the fourth quarter of 2007 to $18 million in the fourth quarter of 2007, a decline of $18 million, or 50.0 percent. This decrease is primarily attributable to improved claims experience and was partially offset by $4 million of incremental expenses related to a lower interest rate environment that increased the discounted present value of projected future liabilities. The favorable impact of declining malpractice expense was partially offset by increases in other items including higher physician fees reflecting increases in Emergency Department on-call payments, increases in costs of contracted services, as well as repair and maintenance costs. Declining consulting costs also had a favorable impact on “Other Operating Expenses.”

Provision for Doubtful Accounts

Bad Debt	Same-Hospital Continuing Operations
	Q4’08	Q4’07	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	163	133	22.6
Bad Debt / Net Operating Revenues (%)	7.5	6.4	1.1	(a)
Collection Rate from Self-Pay (%)	33	35	(2	) (a)
Collection Rate from Managed Care Payers (%)	98	98	—	(a)
(a) This change is the difference between the Q4’08 and Q4’07 amounts shown.

Bad debt expense increased by $30 million, or 22.6 percent, despite declines in uninsured admissions and outpatient visits of 5.9 percent and 10.8 percent, respectively. The increase in bad debt expense resulted from the decline in our self-pay collection rate which declined to approximately 33 percent from 35 percent in the fourth quarter of 2007, higher pricing, higher patient insurance deductibles, and a favorable adjustment to bad debt expense in the fourth quarter of 2007 which did not recur.

Accounts Receivable

Consolidated accounts receivable were $1.337 billion at December 31, 2008, and $1.356 billion at September 30, 2008. Accounts receivable days outstanding from continuing operations were 50 days at December 31, 2008, compared to 51 days at September 30, 2008 and 52 days at December 31, 2007.

Cash Flow

Cash and cash equivalents were $507 million at December 31, 2008, a decrease of $5 million from $512 million at September 30, 2008. Adjusted Free Cash Flow, a non-GAAP term defined below, was negative $29 million in the fourth quarter of 2008 compared to negative $164 million in the fourth quarter of 2007.

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flows provided by (used in) operating activities less (1) capital expenditures in continuing operations, (2) new and replacement hospital construction expenditures, (3) income tax refunds (payments), (4) net cash provided by (used in) operating activities from discontinued operations, and (5) payments against reserves for restructuring charges, litigation costs and settlements. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is provided in Table #2 at the end of this release.

Significant cash flow items in the fourth quarter of 2008 included:

(1)	Capital expenditures of $134 million, consisting of $130 million in continuing operations and $4 million in discontinued operations;

(2)	Interest payments of $70 million;

(3)	$22 million in principal payments (excluding interest of $2 million) classified as operating cash outflows from continuing operations related to our 2006 civil settlement with the federal government, these principal payments totaled $88 million for the full year 2008;

(4)	A $39 million decline in the cash and cash equivalents balance related to our Medicare HMO insurance subsidiary operating in Louisiana, primarily due to the timing of monthly payments from CMS, which is classified as a discontinued operations cash outflow from operations;

(5)	Cash distributions of $34 million we received related to our investment in the Reserve Yield Plus Fund, which are classified as investing activity cash flows; and

(6)	Insurance recoveries of $14 million related to our December 2004 Redding Medical Center litigation settlement; based on the components of the recoveries, $5 million was classified as operating cash flows from continuing operations and $9 million was classified as operating cash flows from discontinued operations.

Outlook for 2009

The Company’s outlook for 2009 is materially dependent on a number of items which are difficult to project given the uncertain macro-economic environment. Among the most important of these items are aggregate patient volumes, payer and patient mix, and bad debt expense.

As a basis for our 2009 Outlook, we have assumed same-hospital admissions growth of approximately flat to one percent, and same-hospital outpatient visit growth of flat to one percent. In 2008, same-hospital admissions grew by 1.2 percent and same-hospital outpatient visits declined by 0.1 percent.

Based on these volume assumptions, the 2009 outlook for growth in net operating revenues is in the range of 4 to 6 percent. This is consistent with an outlook for total-company net operating revenues in the range $9.0 billion to $9.2 billion. Total-company net operating revenues were $8.663 billion in 2008 representing growth of 6.1 percent over 2007, or growth of 5.6 percent on a same-hospital basis.

The outlook for growth in controllable operating expenses per adjusted patient day is in the range of 2 to 3 percent for 2009. This compares to 2.6 percent growth in same-hospital controllable operating expenses per adjusted patient day in 2008. On a total-company basis, this corresponds to an expected range for 2009 controllable operating expenses of $7.5 billion to $7.6 billion. Our 2009 outlook reflects the Company’s expectations for continued cost efficiencies, including the Company’s recent initiatives targeting a reduction of approximately $150 million in gross cost savings and the favorable impact of enhanced operating leverage that is expected to result from the assumed growth in patient volumes.

The 2009 outlook for total-company bad debt expense is in the range of 8.3 to 9.3 percent of net operating revenues, or total company bad debt expense in the range of $750 million to $850 million. In 2008, total-company bad debt expense was $632 million, or 7.3 percent of net operating revenues. In the fourth quarter of 2008, total-company bad debt ratio was 7.6 percent.

Adjusted EBITDA (a non-GAAP term reconciled to net loss as defined by GAAP in Table #3 at the end of this release) is expected to be in the range of $735 million to $800 million in 2009, on a total-company basis. Based on the outlook for net operating revenues cited above, this corresponds to an adjusted EBITDA margin range of 8.2 to 8.7 percent. In 2008, Tenet’s adjusted EBITDA was $732 million, for an adjusted EBITDA margin of 8.4 percent.

The outlook for depreciation and amortization expense in 2009 is approximately $400 million to $420 million, and the 2009 outlook for interest expense is approximately $450 million to $470 million, net of investment earnings and minority interest. This estimate of 2009 interest expense includes an estimated impact from Tenet’s note exchange offer of $50 million to $60 million. The note exchange offer has an anticipated completion date of early March.

Tenet’s 2009 outlook for income (loss) from continuing operations before income taxes ranges from a loss of $15 million to income of $135 million. Excluding four items in Table #3 at the end of this release ((1)net gains (losses) on sales of investment; (2) litigation and investigation costs; (3) gain on exchange of long-term debt; (4) impairment of long-lived assets and goodwill and restructuring charges), the 2009 outlook for loss from continuing operations before income taxes ranges from a loss of $135 million to a loss of $70 million. Using an assumption of 37.1 percent for normalized 2009 income taxes, results in an income tax benefit of $50 million to $26 million and average expected shares outstanding of 484 million, the 2009 outlook for normalized loss per share from continuing operations, after excluding the items listed in Table 3 at the end of this release, is in the range of a loss $0.18 to a loss of $0.09 per share.

The Company’s 2009 Outlook includes an expectation of adjusted net cash provided by operating activities from continuing operations to be in the range of $240 million to $315 million, which the Company defines to exclude income tax payments/refunds, litigation and restructuring payments, and net cash provided by (used in) operating activities from discontinued operations.

Capital expenditures for continuing operations are expected to be in the range of $400 million to $450 million in 2009.

Adjusted free cash flow from continuing operations for 2009 (based on adjustments provided in Table 4 at the end of this release) is expected to be in the range of negative $160 million to $135 million.

The outlook range for cash and cash equivalents at December 31, 2009 is $450 million to $550 million. This assumes the sale of USC Hospital and other cash initiatives aggregating to approximately $308 million to $343 million.

A reconciliation of outlook adjusted EBITDA to outlook net income (loss) for year ending December 31, 2009 is provided in Table 3; and a reconciliation of outlook adjusted net cash provided by operating activities, and outlook adjusted free cash flow from continuing operations to outlook net cash provided by operating activities for the year ending December 31, 2009 is provided in Table 4 at the end of this release.

Management’s Webcast Discussion of Fourth Quarter Results

Tenet management will discuss fourth quarter 2008 results on a webcast scheduled to begin at 10:00 AM (ET) on February 24, 2009. This webcast may be accessed through Tenet’s website at www.tenethealth.com. A set of slides, which may be referred to during management’s remarks, will be posted to the Company’s website at approximately 7:30 AM (ET).

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers. Tenet is committed to providing high quality care to patients in the communities we serve. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2008, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended December 31,
	2008	%	2007	%	Change
Net operating revenues	$2,195	100.0%	$2,077	100.0%	5.7%
Operating expenses:
Salaries, wages and benefits	(967)	(44.1)%	(946)	(45.5)%	2.2%
Supplies	(388)	(17.7)%	(365)	(17.6)%	6.3%
Provision for doubtful accounts	(166)	(7.6)%	(134)	(6.5)%	23.9%
Other operating expenses, net	(475)	(21.6)%	(476)	(22.9)%	(0.2)%
Depreciation	(85)	(3.9)%	(78)	(3.7)%	9.0%
Amortization	(11)	(0.5)%	(7)	(0.3)%	57.1%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(14)	(0.6)%	(25)	(1.2)%
Hurricane insurance recoveries, net of costs	—	—	3	0.1%
Litigation and investigation (costs) benefit, net of insurance recoveries	4	0.2%	(12)	(0.6)%

Operating income	93	4.2%	37	1.8%
Interest expense	(106)		(104)
Investment earnings	1		11
Minority interests	(3)		(2)
Net losses on sales of investments	(1)		—

Loss from continuing operations, before income taxes	(16)		(58)
Income tax (expense) benefit	6		(20)

Loss from continuing operations, before discontinued operations	(10)		(78)
Discontinued operations:
Income from operations	25		26
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(55)		(22)
Net gains (losses) on sales of facilities	1		(4)
Income tax benefit	6		3

Income (loss) from discontinued operations, net of tax	(23)		3

Net loss	$(33)		$(75)

Earnings (loss) per share
Basic and diluted
Continuing operations	$(0.02)		$(0.16)
Discontinued operations	(0.05)		—

	$(0.07)		$(0.16)

Weighted average shares and dilutive securities outstanding (in thousands):	477,126		474,286

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Year Ended December 31,
	2008	%	2007	%	Change
Net operating revenues	$8,663	100.0%	$8,167	100.0%	6.1%
Operating expenses:
Salaries, wages and benefits	(3,816)	(44.0)%	(3,655)	(44.7)%	4.4%
Supplies	(1,528)	(17.6)%	(1,418)	(17.4)%	7.8%
Provision for doubtful accounts	(632)	(7.3)%	(561)	(6.9)%	12.7%
Other operating expenses, net	(1,955)	(22.6)%	(1,876)	(22.9)%	4.2%
Depreciation	(335)	(3.9)%	(308)	(3.8)%	8.8%
Amortization	(38)	(0.4)%	(30)	(0.4)%	26.7%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(18)	(0.2)%	(49)	(0.6)%
Hurricane insurance recoveries, net of costs	—	—	3	—%
Litigation and investigation costs, net of insurance recoveries	(41)	(0.5)%	(13)	(0.1)%

Operating income	300	3.5%	260	3.2%
Interest expense	(418)		(419)
Investment earnings	22		47
Minority interests	(6)		(4)
Net gains on sales of investments	139		—

Income (loss) from continuing operations, before income taxes	37		(116)
Income tax benefit	25		63

Income (loss) from continuing operations, before discontinued operations	62		(53)
Discontinued operations:
Income (loss) from operations	6		(3)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(93)		(40)
Net gains (losses) on sales of facilities	6		(8)
Litigation settlements, net of insurance recoveries	39		—
Income tax benefit	5		15

Loss from discontinued operations, net of tax	(37)		(36)

Net income (loss)	$25		$(89)

Earnings (loss) per share
Basic and diluted
Continuing operations	$0.13		$(0.11)
Discontinued operations	(0.08)		(0.08)

	$0.05		$(0.19)

Weighted average shares and dilutive securities outstanding (in thousands):	478,606		473,405

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

(Dollars in millions)	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$507	$572
Investments in Reserve Yield Plus Fund	14	—
Investments in marketable debt securities	2	20
Accounts receivable, less allowance for doubtful accounts	1,337	1,385
Inventories of supplies, at cost	161	183
Income tax receivable	6	7
Deferred income taxes	82	87
Assets held for sale	310	51
Other current assets	290	255

Total current assets	2,709	2,560
Investments and other assets	242	288
Property and equipment, at cost, less accumulated depreciation and amortization	4,291	4,645
Goodwill	609	607
Other intangible assets, at cost, less accumulated amortization	323	293

Total assets	$8,174	$8,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2	$1
Accounts payable	686	780
Accrued compensation and benefits	414	393
Professional and general liability reserves	127	161
Accrued interest payable	125	126
Accrued legal settlement costs	168	119
Other current liabilities	427	468

Total current liabilities	1,949	2,048
Long-term debt, net of current portion	4,778	4,771
Professional and general liability reserves	536	555
Accrued legal settlement costs	72	163
Other long-term liabilities and minority interests	635	683
Deferred income taxes	101	119

Total liabilities	8,071	8,339
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,445	4,412
Accumulated other comprehensive loss	(37)	(28)
Accumulated deficit	(2,852)	(2,877)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	103	54

Total liabilities and shareholders’ equity	$8,174	$8,393

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

(Dollars in millions)	Year Ended December 31,
	2008	2007
Net income (loss)	$25	$(89)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	373	338
Provision for doubtful accounts	632	561
Net gains on sales of investments	(139)	—
Deferred income tax expense (benefit)	(13)	2
Stock-based compensation expense	33	40
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	18	49
Litigation and investigation costs, net of insurance recoveries	41	13
Pretax loss from discontinued operations	42	51
Other items, net	11	(11)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(651)	(638)
Inventories and other current assets	(2)	(28)
Income taxes	(21)	83
Accounts payable, accrued expenses and other current liabilities	(29)	(94)
Other long-term liabilities	(36)	39
Payments against reserves for restructuring charges and litigation costs and settlements	(100)	(70)
Net cash provided by operating activities from discontinued operations, excluding income taxes	24	80

Net cash provided by operating activities	208	326
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(452)	(622)
Discontinued operations	(20)	(54)
Construction of new and replacement hospitals	(75)	(67)
Purchase of business or joint venture interest	(92)	(36)
Proceeds from sales of facilities and other assets – discontinued operations	160	91
Proceeds from sales of marketable securities, long-term investments and other assets	224	706
Purchases of marketable securities	(26)	(652)
Reclassification of investments in Reserve Yield Plus Fund out of cash equivalents	(14)	—
Proceeds from hospital authority bonds	8	31
Proceeds from cash surrender value of insurance policies	11	82
Insurance recoveries for property damage	1	6
Other items, net	1	(5)

Net cash used in investing activities	(274)	(520)
Cash flows from financing activities:
Repayments of borrowings	(1)	(22)
Other items, net	2	4

Net cash provided by (used in) financing activities	1	(18)

Net decrease in cash and cash equivalents	(65)	(212)
Cash and cash equivalents at beginning of period	572	784

Cash and cash equivalents at end of period	$507	$572

Supplemental disclosures:
Interest paid, net of capitalized interest	$(391)	$(395)
Income tax (payments) refunds, net	$(4)	$162

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended December 31,				Year Ended December 31,
	2008	2007	Change		2008	2007	Change
Net inpatient revenues	$1,441	$1,393	3.4%		$5,724	$5,485	4.4%
Net outpatient revenues	$642	$603	6.5%		$2,568	$2,376	8.1%

Number of general hospitals (at end of period)	48	48	—	*	48	48	—	*
Licensed beds (at end of period)	13,411	13,454	(0.3)%		13,411	13,454	(0.3)%
Average licensed beds	13,396	13,454	(0.4)%		13,398	13,431	(0.2)%
Utilization of licensed beds	51.7%	52.0%	(0.3	)% *	53.2%	53.0%	0.2	% *
Patient days	636,724	643,533	(1.1)%		2,610,199	2,599,420	0.4%
Adjusted patient days	924,882	917,133	0.8%		3,759,463	3,695,444	1.7%
Net inpatient revenue per patient day	$2,263	$2,165	4.5%		$2,193	$2,110	3.9%
Admissions	130,384	130,614	(0.2)%		527,148	521,028	1.2%
Adjusted patient admissions	190,535	187,589	1.6%		764,490	745,917	2.5%
Net inpatient revenue per admission	$11,052	$10,665	3.6%		$10,858	$10,527	3.1%
Average length of stay (days)	4.9	4.9	—	*	5.0	5.0	—	*
Surgeries	90,914	89,060	2.1%		361,013	356,664	1.2%
Net outpatient revenue per visit	$691	$646	7.0%		$681	$629	8.3%
Outpatient visits	929,750	932,837	(0.3)%		3,773,459	3,776,219	(0.1)%

Sources of net patient revenue
Medicare	25.5%	25.5%	—	% *	25.4%	25.9%	(0.5	)% *
Medicaid	8.3%	8.9%	(0.6	)% *	8.4%	8.8%	(0.4	)% *
Managed care governmental	14.0%	12.9%	1.1	% *	13.5%	12.1%	1.4	% *
Managed care commercial	41.9%	41.0%	0.9	% *	41.3%	41.0%	0.3	% *
Indemnity, self-pay and other	10.3%	11.7%	(1.4	)% *	11.4%	12.2%	(0.8	)% *

*	This change is the difference between the 2008 and 2007 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended December 31,				Year Ended December 31,
	2008	2007	Change		2008	2007	Change
Net inpatient revenues	$1,452	$1,397	3.9%		$5,749	$5,492	4.7%
Net outpatient revenues	$654	$608	7.6%		$2,599	$2,385	9.0%

Number of general hospitals (at end of period)	50	49	1	*	50	49	1	*
Licensed beds (at end of period)	13,562	13,495	0.5%		13,562	13,495	0.5%
Average licensed beds	13,547	13,495	0.4%		13,512	13,455	0.4%
Utilization of licensed beds	51.5%	52.0%	(0.5	)% *	53.0%	53.0%	—	*
Patient days	641,594	644,959	(0.5)%		2,622,227	2,602,735	0.7%
Adjusted patient days	934,829	921,434	1.5%		3,788,063	3,704,837	2.2%
Net inpatient revenue per patient day	$2,263	$2,166	4.5%		$2,192	$2,110	3.9%
Admissions	131,693	130,927	0.6%		530,303	521,735	1.6%
Adjusted patient admissions	193,108	188,530	2.4%		771,704	747,920	3.2%
Net inpatient revenue per admission	$11,026	$10,670	3.3%		$10,841	$10,526	3.0%
Average length of stay (days)	4.9	4.9	—	*	4.9	5.0	(0.1	) *
Surgeries	91,470	89,091	2.7%		362,663	357,173	1.5%
Net outpatient revenue per visit	$691	$645	7.1%		$679	$628	8.1%
Outpatient visits	946,322	942,849	0.4%		3,828,079	3,796,624	0.8%

Sources of net patient revenue
Medicare	25.5%	25.4%	0.1	% *	25.4%	25.9%	(0.5	)% *
Medicaid	8.2%	8.7%	(0.5	)% *	8.4%	8.8%	(0.4	)% *
Managed care governmental	14.1%	12.9%	1.2	% *	13.5%	12.1%	1.4	% *
Managed care commercial	41.8%	41.3%	0.5	% *	41.3%	41.0%	0.3	% *
Indemnity, self-pay and other	10.4%	11.7%	(1.3	)% *	11.4%	12.2%	(0.8	)% *

*	This change is the difference between the 2008 and 2007 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended 12/31/08
	3/31/08	6/30/08	9/30/08	12/31/08
Net operating revenues	$2,178	$2,132	$2,158	$2,195	$8,663
Operating expenses:
Salaries, wages and benefits	(954)	(943)	(952)	(967)	(3,816)
Supplies	(379)	(381)	(380)	(388)	(1,528)
Provision for doubtful accounts	(147)	(153)	(166)	(166)	(632)
Other operating expenses, net	(483)	(493)	(504)	(475)	(1,955)
Depreciation	(82)	(84)	(84)	(85)	(335)
Amortization	(8)	(9)	(10)	(11)	(38)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(1)	(2)	(1)	(14)	(18)
Litigation and investigation (costs) benefit, net of insurance recoveries	(47)	(3)	5	4	(41)

Operating income	77	64	66	93	300
Interest expense	(104)	(102)	(106)	(106)	(418)
Investment earnings	5	4	12	1	22
Minority interests	(1)	—	(2)	(3)	(6)
Net gains (losses) on sales of investments	—	—	140	(1)	139

Income (loss) from continuing operations, before income taxes	(23)	(34)	110	(16)	37
Income tax (expense) benefit	(1)	16	4	6	25

Income (loss) from continuing operations, before discontinued operations	(24)	(18)	114	(10)	62
Discontinued operations:
Income (loss) from operations	5	5	(29)	25	6
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(10)	(7)	(21)	(55)	(93)
Net gains (losses) on sales of facilities	—	8	(3)	1	6
Litigation settlements, net of insurance recoveries	—	—	39	—	39
Income tax (expense) benefit	(2)	(3)	4	6	5

Income (loss) from discontinued operations, net of tax	(7)	3	(10)	(23)	(37)

Net income (loss)	$(31)	$(15)	$104	$(33)	$25

Earnings (loss) per share Basic and diluted
Continuing operations	$(0.05)	$(0.04)	$0.24	$(0.02)	$0.13
Discontinued operations	(0.01)	0.01	(0.02)	(0.05)	(0.08)

	$(0.06)	$(0.03)	$0.22	$(0.07)	$0.05

Weighted average shares and dilutive securities outstanding (in thousands):	475,066	476,308	480,789	477,126	478,606

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/08
	3/31/08	6/30/08	9/30/08	12/31/08
Net inpatient revenues	$1,476	$1,401	$1,406	$1,441	$5,724
Net outpatient revenues	$624	$649	$653	$642	$2,568

Number of general hospitals (at end of period)	48	48	48	48	48
Licensed beds (at end of period)	13,397	13,394	13,380	13,411	13,411
Average licensed beds	13,416	13,396	13,385	13,396	13,398
Utilization of licensed beds	57.0%	53.0%	51.3%	51.7%	53.2%
Patient days	695,812	646,521	631,142	636,724	2,610,199
Adjusted patient days	978,880	934,017	921,684	924,882	3,759,463
Net inpatient revenue per patient day	$2,121	$2,167	$2,228	$2,263	$2,193
Admissions	136,765	130,423	129,576	130,384	527,148
Adjusted patient admissions	193,599	189,787	190,569	190,535	764,490
Net inpatient revenue per admission	$10,792	$10,742	$10,851	$11,052	$10,858
Average length of stay (days)	5.1	5.0	4.9	4.9	5.0
Surgeries	87,774	91,454	90,871	90,914	361,013
Net outpatient revenue per visit	$653	$687	$692	$691	$681
Outpatient visits	955,386	944,913	943,410	929,750	3,773,459

Sources of net patient revenue
Medicare	26.2%	25.0%	25.0%	25.5%	25.4%
Medicaid	8.5%	8.4%	8.6%	8.3%	8.4%
Managed care governmental	13.4%	13.2%	13.4%	14.0%	13.5%
Managed care commercial	40.1%	41.9%	41.5%	41.9%	41.3%
Indemnity, self-pay and other	11.8%	11.5%	11.5%	10.3%	11.4%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/08
	3/31/08	6/30/08	9/30/08	12/31/08
Net inpatient revenues	$1,478	$1,405	$1,414	$1,452	$5,749
Net outpatient revenues	$627	$654	$664	$654	$2,599

Number of general hospitals (at end of period)	49	50	50	50	50
Licensed beds (at end of period)	13,438	13,545	13,531	13,562	13,562
Average licensed beds	13,457	13,510	13,536	13,547	13,512
Utilization of licensed beds	56.9%	52.8%	51.0%	51.5%	53.0%
Patient days	697,274	648,604	634,755	641,594	2,622,227
Adjusted patient days	983,127	939,726	930,381	934,829	3,788,063
Net inpatient revenue per patient day	$2,120	$2,166	$2,228	$2,263	$2,192
Admissions	137,107	130,958	130,545	131,693	530,303
Adjusted patient admissions	194,592	191,205	192,799	193,108	771,704
Net inpatient revenue per admission	$10,780	$10,729	$10,832	$11,026	$10,841
Average length of stay (days)	5.1	5.0	4.9	4.9	4.9
Surgeries	88,015	91,771	91,407	91,470	362,663
Net outpatient revenue per visit	$650	$683	$692	$691	$679
Outpatient visits	965,200	957,335	959,222	946,322	3,828,079

Sources of net patient revenue
Medicare	26.2%	24.9%	25.0%	25.5%	25.4%
Medicaid	8.5%	8.4%	8.6%	8.2%	8.4%
Managed care governmental	13.4%	13.2%	13.3%	14.1%	13.5%
Managed care commercial	40.1%	41.8%	41.5%	41.8%	41.3%
Indemnity, self-pay and other	11.8%	11.7%	11.6%	10.4%	11.4%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net operating revenues	$2,047	$2,002	$2,041	$2,077	$8,167
Operating expenses:
Salaries, wages and benefits	(915)	(888)	(906)	(946)	(3,655)
Supplies	(357)	(349)	(347)	(365)	(1,418)
Provision for doubtful accounts	(133)	(139)	(155)	(134)	(561)
Other operating expenses, net	(462)	(469)	(469)	(476)	(1,876)
Depreciation	(76)	(77)	(77)	(78)	(308)
Amortization	(7)	(9)	(7)	(7)	(30)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(3)	(8)	(13)	(25)	(49)
Hurricane insurance recoveries, net of costs	—	—	—	3	3
Litigation and investigation (costs) benefit, net of insurance recoveries	1	1	(3)	(12)	(13)

Operating income	95	64	64	37	260
Interest expense	(105)	(105)	(105)	(104)	(419)
Investment earnings	11	15	10	11	47
Minority interests	(2)	—	—	(2)	(4)

Loss from continuing operations, before income taxes	(1)	(26)	(31)	(58)	(116)
Income tax (expense) benefit	90	3	(10)	(20)	63

Income (loss) from continuing operations, before discontinued operations	89	(23)	(41)	(78)	(53)
Discontinued operations:
Income (loss) from operations	(19)	(5)	(5)	26	(3)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(9)	(3)	(6)	(22)	(40)
Net gains (losses) on sales of facilities	(1)	2	(5)	(4)	(8)
Income tax (expense) benefit	15	(1)	(2)	3	15

Income (loss) from discontinued operations, net of tax	(14)	(7)	(18)	3	(36)

Net income (loss)	$75	$(30)	$(59)	$(75)	$(89)

Earnings (loss) per share Basic and diluted
Continuing operations	$0.19	$(0.05)	$(0.08)	$(0.16)	$(0.11)
Discontinued operations	(0.03)	(0.01)	(0.04)	—	(0.08)

	$0.16	$(0.06)	$(0.12)	$(0.16)	$(0.19)

Weighted average shares and dilutive securities outstanding (in thousands):	474,326	473,212	473,984	474,286	473,405

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net inpatient revenues	$1,390	$1,341	$1,361	$1,393	$5,485
Net outpatient revenues	$580	$593	$600	$603	$2,376

Number of general hospitals (at end of period)	48	48	48	48	48
Licensed beds (at end of period)	13,424	13,417	13,424	13,454	13,454
Average licensed beds	13,417	13,427	13,424	13,454	13,431
Utilization of licensed beds	56.9%	52.1%	51.1%	52.0%	53.0%
Patient days	687,564	636,980	631,343	643,533	2,599,420
Adjusted patient days	960,155	912,511	905,645	917,133	3,695,444
Net inpatient revenue per patient day	$2,022	$2,105	$2,156	$2,165	$2,110
Admissions	135,481	127,560	127,373	130,614	521,028
Adjusted patient admissions	190,260	183,960	184,108	187,589	745,917
Net inpatient revenue per admission	$10,260	$10,512	$10,685	$10,665	$10,527
Average length of stay (days)	5.1	5.0	5.0	4.9	5.0
Surgeries	88,963	88,792	89,849	89,060	356,664
Net outpatient revenue per visit	$601	$627	$643	$646	$629
Outpatient visits	964,700	945,369	933,313	932,837	3,776,219

Sources of net patient revenue
Medicare	27.5%	25.2%	25.3%	25.5%	25.9%
Medicaid	7.3%	9.5%	9.5%	8.9%	8.8%
Managed care governmental	12.7%	11.3%	11.4%	12.9%	12.1%
Managed care commercial	40.8%	41.1%	41.2%	41.0%	41.0%
Indemnity, self-pay and other	11.7%	12.9%	12.6%	11.7%	12.2%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net inpatient revenues	$1,390	$1,341	$1,364	$1,397	$5,492
Net outpatient revenues	$580	$593	$604	$608	$2,385

Number of general hospitals (at end of period)	48	49	49	49	49
Licensed beds (at end of period)	13,424	13,458	13,465	13,495	13,495
Average licensed beds	13,417	13,441	13,465	13,495	13,455
Utilization of licensed beds	56.9%	52.1%	51.1%	52.0%	53.0%
Patient days	687,564	636,980	633,232	644,959	2,602,735
Adjusted patient days	960,155	912,511	910,737	921,434	3,704,837
Net inpatient revenue per patient day	$2,022	$2,105	$2,154	$2,166	$2,110
Admissions	135,481	127,560	127,767	130,927	521,735
Adjusted patient admissions	190,260	183,960	185,170	188,530	747,920
Net inpatient revenue per admission	$10,260	$10,513	$10,676	$10,670	$10,526
Average length of stay (days)	5.1	5.0	5.0	4.9	5.0
Surgeries	88,963	88,792	90,327	89,091	357,173
Net outpatient revenue per visit	$601	$627	$639	$645	$628
Outpatient visits	964,700	945,369	943,706	942,849	3,796,624

Sources of net patient revenue
Medicare	27.5%	25.2%	25.3%	25.4%	25.9%
Medicaid	7.3%	9.5%	9.5%	8.7%	8.8%
Managed care governmental	12.7%	11.3%	11.4%	12.9%	12.1%
Managed care commercial	40.8%	41.1%	41.2%	41.3%	41.0%
Indemnity, self-pay and other	11.7%	12.9%	12.6%	11.7%	12.2%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) cumulative effect of changes in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax, (3) income tax (expense) benefit, (4) net gain (loss) on sales of investments, (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries, (11) amortization, and (12) depreciation. The Company’s adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss). Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss), the most comparable GAAP term, to adjusted EBITDA, is set forth in the first table below for the three and twelve months ended December 31, 2008 and 2007.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flow provided by (used in) operating activities less capital expenditures in continuing operations, new and replacement hospital construction expenditures, income tax refunds (payments) — net, payments against reserves for restructuring charges and litigation costs and settlements, and net cash provided by (used in) operating activities from discontinued operations. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations going forward. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three and twelve months ended December 31, 2008 and 2007.

TENET HEALTHCARE CORPORATION Additional Supplemental Non-GAAP Disclosures Table #1 - Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2008	2007	2008	2007
Net income (loss)	$(33)	$(75)	$25	$(89)
Less: Income (loss) from discontinued operations, net of tax	(23)	3	(37)	(36)

Income (loss) from continuing operations	(10)	(78)	62	(53)
Income tax (expense) benefit	6	(20)	25	63
Net gains (losses) on sales of investments	(1)	—	139	—
Minority interests	(3)	(2)	(6)	(4)
Investment earnings	1	11	22	47
Interest expense	(106)	(104)	(418)	(419)

Operating income	93	37	300	260
Litigation and investigation (costs) benefit, net of insurance recoveries	4	(12)	(41)	(13)
Hurricane insurance recoveries, net of costs	—	3	—	3
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(14)	(25)	(18)	(49)
Amortization	(11)	(7)	(38)	(30)
Depreciation	(85)	(78)	(335)	(308)

Adjusted EBITDA	$199	$156	$732	$657
Less: Losses of hospitals without full calendar year of operating results at the beginning of the fourth quarter	(2)	(2)	(20)	(2)

Same-hospital adjusted EBITDA	$201	$158	$752	$659

Net operating revenues	$2,195	$2,077	$8,663	$8,167
Less: Revenues of hospitals without full calendar year of operating results at the beginning of the fourth quarter	23	7	56	16

Same-hospital net operating revenues	$2,172	$2,070	$8,607	$8,151

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.1%	7.5%	8.4%	8.0%
Adjusted same-hospital EBITDA as % of same-hospital net operating revenues (Adjusted same-hospital EBITDA margin)	9.3%	7.6%	8.7%	8.1%

Additional Supplemental Non-GAAP Disclosures Table #2 - Reconciliation of Adjusted Free Cash Flow (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2008	2007	2008	2007
Net cash provided by operating activities	$67	$112	$208	$326
Less:
Income tax (payments) refunds, net	(1)	(6)	(4)	162
Payments against reserves for restructuring charges and litigation costs and settlements	(21)	(31)	(100)	(70)
Net cash provided by (used in) operating activities from discontinued operations	(12)	31	24	80

Adjusted net cash provided by operating activities – continuing operations	101	118	288	154
Purchases of property and equipment – continuing operations	(120)	(259)	(452)	(622)
Construction of new and replacement hospitals	(10)	(23)	(75)	(67)

Adjusted Free Cash Flow	$(29)	$(164)	$(239)	$(535)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income (Loss) for Year Ending December 31, 2009

(Unaudited)

(Dollars in millions)	Low	High
Net income (loss)	$(40)	$120
Less: Income (loss) from discontinued operations, net of tax	(10)	10

Income (loss) from continuing operations	(30)	110
Income tax expense	(15)	(25)

Income (loss) from continuing operations, before income taxes	(15)	135
Net gains (losses) on sales of investments	(20)	20
Interest expense, net	(470)	(450)

Operating income	475	565
Litigation and investigation costs	(25)	(5)
Gain on exchange of long-term debt	170	190
Impairment of long-lived assets and goodwill, and restructuring charges	(5)	—
Depreciation and amortization	(400)	(420)

Adjusted EBITDA	$735	$800

Table #4 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2009

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$55	$180
Less:
Income tax refunds, net	15	25
Payments against reserves for restructuring charges and litigation costs and settlements	(190)	(170)
Net cash provided by (used in) operating activities from discontinued operations	(10)	10

Adjusted net cash provided by operating activities – continuing operations	240	315
Purchases of property and equipment – continuing operations	(320)	(360)
Construction of new and replacement hospitals	(80)	(90)

Adjusted Free Cash Flow – continuing operations	$(160)	$(135)